Exhibit 10.8
JEFFERIES GROUP, INC.
2003 Incentive Compensation Plan
Restricted Stock Units Agreement
This Restricted Stock Units Agreement (the “Agreement”) confirms the grant on                      (the “Grant Date”) by Jefferies Group, Inc., a Delaware corporation (the “Company”), to                      (“Employee”) of Restricted Stock Units (the “Units”), including rights to Dividend Equivalents as specified herein, as follows:

Number granted:	Units

How Units Vest:	___% of the Units, if not previously forfeited, will vest on each of , provided that Employee continues to be employed by the Company or a subsidiary on each vesting date (each, a “Stated Vesting Date”). In addition, if not previously forfeited, the Units will become vested earlier upon the occurrence of certain events relating to Termination of Employment to the extent provided in Section 4 of the Terms and Conditions of Restricted Stock Units attached hereto (the “Terms and Conditions”). The terms “vest” and “vesting” mean that the Units have become non-forfeitable, except for forfeitures specified under Section 7.4 of the Plan. If Employee has a Termination of Employment prior to the Stated Vesting Date and the Units are not otherwise deemed vested by that date, the Units will be immediately forfeited except as otherwise provided in Section 4 of the Terms and Conditions.

Settlement:	Settlement of vested Units will occur on , or as promptly as possible upon the death or Disability of Employee or Termination of Employment by the Company not for Cause following a Change in Control, except settlement shall be deferred in certain cases in accordance with Section 8(a) of the Terms and Conditions (the “Settlement Date”). Units granted hereunder will be settled by delivery of one Share for each Unit being settled (together with any cash or Shares resulting from Dividend Equivalents). Any settlement required to be made “promptly” under this Agreement shall in all cases be made not later than 60 days after the event that triggers such settlement.
     The Units are subject to the terms and conditions of the 2003 Incentive Compensation Plan (the “Plan”), and this Agreement, including the Terms and Conditions attached hereto. The number of Units, the kind of shares deliverable in settlement of Units, and other terms relating to the Units are subject to adjustment in accordance with Section 5 of the Terms and Conditions and Section 5.3 of the Plan.
     Employee acknowledges and agrees that (i) Units are nontransferable, except as provided in Section 3 of the Terms and Conditions and Section 9.2 of the Plan, (ii) Units, and certain amounts of gain realized upon settlement of Units, are subject to forfeiture, whether during employment or following a Termination of Employment, in the event Employee fails to meet applicable requirements relating to non-solicitation, confidentiality, and related matters with respect to the Company and its subsidiaries and affiliates (together, “Group,” and each entity included in Group being a “Group Entity”), as set forth in Section 7.4 of the Plan and (iii) sales of shares delivered in settlement of Units will be subject to the Company’s policies regulating trading by employees if the recipient is then an employee of the Company.

     IN WITNESS WHEREOF, JEFFERIES GROUP, INC. has caused this Agreement to be executed by its officer thereunto duly authorized, and Employee has duly executed this Agreement, by which each has agreed to the terms of this Agreement.

Employee	JEFFERIES GROUP, INC.

By:
[Employee Name]

TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS
     The following Terms and Conditions apply to the Units granted to Employee by JEFFERIES GROUP, INC. (the “Company”), and Units (if any) resulting from Dividend Equivalents, as specified in the Restricted Stock Units Agreement to which these Terms and Conditions are attached (and of which these Terms and Conditions form a part). Certain terms of the Units, including the number of Units granted, vesting date(s) and Settlement Date, are set forth on the preceding pages, referred to as the Cover Page in these Terms and Conditions. The Cover Page and these Terms and Conditions are collectively referred to as the “Agreement.”
     1. General. The Units are granted to Employee under the Company’s 2003 Incentive Compensation Plan (the “Plan”). A copy of the Plan and information regarding the Plan, including documents that constitute the “Prospectus” for the Plan under the Securities Act of 1933, can be viewed and printed out from the Company’s secure Intranet website, www.corp.jefferies.com (go to People Services, then to Plan Documents). All of the applicable terms, conditions and other provisions of the Plan are incorporated by reference herein. Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan. If there is any conflict between the provisions of this document and mandatory provisions of the Plan, the provisions of the Plan govern, otherwise, the terms of this document shall prevail. By accepting the grant of the Units, Employee agrees to be bound by all of the terms and provisions of the Plan (as presently in effect or later amended), the rules and regulations under the Plan adopted from time to time, and the decisions and determinations of the Company’s Compensation Committee (the “Committee”) made from time to time, provided that no such Plan amendment, rule or regulation or Committee decision or determination shall materially and adversely affect the rights of the Employee with respect to the Units.
     2. Account for Employee. The Company shall maintain a bookkeeping account for Employee (the “Account”) reflecting the number of Units then credited to Employee hereunder as a result of such grant of Units and any crediting of additional Units to Employee pursuant to payments equivalent to dividends paid on Common Stock under Section 5 hereof (“Dividend Equivalents”).
     3. Nontransferability. Until Units are settled in accordance with the terms of this Agreement, Employee may not sell, transfer, assign, pledge, margin or otherwise encumber or dispose of Units or any rights hereunder to any third party other than by will or the laws of descent and distribution, except for transfers to a Beneficiary or as otherwise permitted and subject to the conditions under Section 9.2 of the Plan.
     4. Termination Provisions. The following provisions will govern the vesting and forfeiture of the Units in the event of Employee’s Termination of Employment and/or occurrence of a post-termination Forfeiture Event (as defined below), unless otherwise determined by the Committee (subject to Section 9(a) hereof):
     (a) Death or Disability. In the event of Employee’s death or Termination of Employment due to Disability (as defined below), all Units then outstanding, if not previously vested, will immediately vest, and all Units (if not previously settled) will be settled in accordance with the settlement terms set out on the Cover Page, giving effect to any valid deferral election of Employee then in effect. The foregoing notwithstanding, any distribution resulting from a Disability that does not constitute an “unforeseeable emergency” under Section 409A(a)(2)(B)(ii) of the Internal Revenue Code (the “Code”) or as to which Employee became “Disabled” as defined under Code Section 409A(a)(2)(B)(i) will be subject to the six-month delay rule in Section 8(a)(i), if applicable.
     (b) Retirement or Involuntary Termination by the Company not for Cause (and not subject to Section 4(c)). In the event of Employee’s Retirement or Termination of Employment by the Company not for Cause (other than a Termination not for Cause following a Change in Control), Units not previously vested shall not then be forfeited provided that Employee executes a settlement agreement and release in such form as may be requested by the Company (and provided further that any period of revocation required by law has expired without Employee exercising his right to revoke his agreement to the settlement agreement and release), but thereafter all unvested Units shall be forfeited if there occurs a Forfeiture Event prior to the Settlement Date which would have applied in the absence of such Retirement or Termination of Employment. Upon such a Retirement or Termination of Employment, the then-outstanding Units that are vested at the date of Termination (if not already settled) and that become vested thereafter will be settled in accordance with the settlement terms set out on the Cover Page, giving effect to any valid deferral election of Employee then in effect. A “Forfeiture Event” shall be deemed to occur if, following Employee’s Retirement or Termination by the Company not for Cause, Employee renders services for any organization or engages (either as owner, investor, partner, stockholder, employer, employee, consultant, advisor, or director) directly or indirectly, in any business which is or becomes competitive with the Company, its subsidiaries or affiliates, or otherwise engaged in conduct violating Section 7.4(a), 7.4(b) or 7.4(c) of the Plan. However, following Employee’s Retirement or Termination by the Company not for Cause, Employee shall be free to purchase stock or other securities of an organization or business so long as it is listed upon a recognized securities exchange or traded over-the-counter and such investment does not represent a greater than five percent equity interest in the organization or business.
     (c) Termination Following a Change in Control. If, following a Change in Control, Employee’s employment is terminated not for Cause by the Company or its successor, all of the then-outstanding Units not vested at the date of Termination will immediately vest and will be settled promptly thereafter, subject to the six-month delay rule in Section 8(a)(i), if applicable. If a Change in Control occurs followed by Termination of Employment by the Company not for Cause and a determination is made by the Company pursuant to Sections 280G and 4999 of the Code that a “golden parachute” excise tax will be payable in connection with compensation to Employee hereunder, Employee’s right to accelerated vesting of the Units upon the Change in Control, to the extent such right results in “parachute payments” (as such term is defined in Code Section 280G), shall be limited to the extent just necessary to avoid the excise tax. This limitation shall be applied in a manner that maximizes the number of Units as to which accelerated vesting can apply (or, stated conversely, any limitation on acceleration of vesting shall apply first to those Units with the lengthiest remaining vesting period, which Units would result in the highest “parachute payments”).
     (d) Termination by Employee for any Reason or by the Company for Cause. In the event of a Termination of Employment by the Employee for any reason (other than due to Retirement, death or Disability) or by the Company for Cause, the portion of the then-outstanding Units not vested at the date of Termination will be forfeited, and the portion of the then-outstanding Units that is vested at the date of Termination (if not already settled) will be settled on the Settlement Date specified on the Cover Page unless forfeited pursuant to the provisions of Section 7.4 of the Plan, except that any valid deferral election of Employee shall be given effect.
     (e) Certain Definitions. The following definitions apply for purposes of this Agreement, whether or not Employee has an employment agreement or other agreement with the Company, or any of its subsidiaries or affiliates (the Company and any subsidiary or affiliate each being a “Group Entity”) containing the same or similar defined terms:
     (i) “Cause” means Employee’s:
Neglect, failure or refusal to timely perform the duties of Employee’s employment (other than by reason of a physical or mental illness or impairment), or Employee’s gross negligence in the performance of his or her duties;
Material breach of any agreements, covenants and representations made in any employment agreement or other agreement with the Company or any of its subsidiaries or affiliates or violation of internal policies or procedures as are in effect as of the date such action is taken, including but not limited to the Company’s Code of Ethics, as amended from time to time;
Violation of any law, rule, regulation or by-law of any governmental authority (state, federal or foreign), any securities exchange or association or other regulatory or self-regulatory body or agency applicable to Employee, the Company, its subsidiaries or affiliates or any material general policy or directive of the Company, its subsidiaries or affiliates;
Conviction of, or plea of guilty or nolo contendere to, a crime involving moral turpitude, dishonesty, fraud or unethical business conduct, or any felony of any nature whatsoever;
Failure to obtain or maintain any registration, license or other authorization or approval that Employee is required to maintain or that the Company, its subsidiaries or affiliates reasonably believes is required in order for Employee to perform his or her duties, provided, however, that Employee shall be given written notice of any such registration, license or other authorization or approval that he or she is required to obtain and a reasonable period of time to obtain such registration, license, or other authorization or approval; or
Willful failure to execute a directive of the board of directors of the Company or any of its subsidiaries or affiliates, the Executive Committee of any of the Company’s subsidiaries or affiliates, or Employee’s supervisor (unless such directive would result in the commission of an act which is illegal or unethical) or commission of an act against the directive of such Board, such Executive Committee or Employee’s supervisor.
     (ii) A “Change in Control” shall be deemed to have occurred if any of the following conditions shall have been satisfied after the Grant Date:
Any person (as defined in section 3(a)(9) of the Securities Exchange Act of 1934, as such term is modified in Section 13(d)), other than (i) an employee plan established by the Company or any of its subsidiaries or (ii) any group of Company employees holding shares subject to agreements relating to the voting of such shares, becomes a beneficial owner, directly or indirectly, of more than 51% of the voting stock of the Company;
The consummation of a merger or consolidation of the Company with any other corporation or any other entity, or the issuance of voting securities in connection with a merger or consolidation of the Company, if the holders of the Company’s voting securities immediately prior to such transaction hold in the aggregate less than a majority of the then outstanding voting securities of the Company (or any successor company or entity) entitled to vote generally in the election of the directors of the Company (or such other company or entity) after such transaction;
The sale or disposition by the Company of all or substantially all of its assets in which one person or more than one person acting as a group acquires assets from the Company that have a total gross fair market value equal to more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition; or
A change in the composition of the Board of Directors of the Company such that individuals who, as of the date of this agreement, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company; provided, however, that any individual becoming a member of the Board of Directors of the Company subsequent to the date of this agreement whose election, or nomination for election by the shareholders of the Company, was approved by a vote of at least a majority of the directors then constituting the Incumbent Board shall be considered as if that individual were a member of the Incumbent Board.
     (iii) “Disability” means that Employee has commenced receipt of long-term disability benefits under the Company’s long-term disability policy as in effect at the date of Employee’s termination of employment.
     (iv) “Retirement” means retirement after attaining the age at which an Employee’s age plus his years of service equals 60 [(or age 62 if Employee has a title of Executive Vice President or is a member of the Executive Committee)], provided, however, that Employee has provided a minimum of 7.5 years of service to the Company, its subsidiaries or affiliates [and such retirement is more than 12 months after the Grant Date]. For this purpose, years of service shall be credited for each twelve month period beginning on the date of Employee’s commencement of employment with the Company and on each anniversary thereof during which the Employee was in active employment with the Company. [For the avoidance of doubt, Employee’s retirement within 12 months of the Grant Date shall not qualify as a Retirement.]
     (v) “Termination” or “Termination of Employment” means the event by which Employee ceases to be employed by a Group Entity and immediately thereafter is not employed by any other Group Entity.
5. Dividend Equivalents and Adjustments.
     (a) Dividend Equivalents. Subject to Section 5(d), Dividend Equivalents will be credited on Units (other than Units that, at the relevant record date, previously have been settled or forfeited) and deemed reinvested in additional Units, to the extent and in the manner as follows:
     (i) Cash Dividends. If the Company declares and pays a dividend or distribution on Shares in the form of cash, then a number of additional Units shall be credited to Employee’s Account as of the last day of the calendar quarter in which such dividend or distribution was paid equal to the number of Units credited to the Account as of the record date for such dividend or distribution multiplied by cash amount of the dividend or distribution paid on each outstanding share of Common Stock at such payment date, divided by the Fair Market Value of a share of Common Stock at the date of such crediting; provided, however, that in the case of an extraordinary cash dividend or distribution the Company may provide for such crediting at the dividend or distribution payment date instead of the last day of the calendar quarter.
     (ii) Non-Common Stock Dividends. If the Company declares and pays a dividend or distribution on Common Stock in the form of property other than shares of Common Stock, then a number of additional Units shall be credited to Employee’s Account as of the payment date for such dividend or distribution equal to the number of Units credited to the Account as of the record date for such dividend or distribution multiplied by the Fair Market Value of such property actually paid as a dividend or distribution on each outstanding share of Common Stock at such payment date, divided by the Fair Market Value of a share of Common Stock at such payment date.
     (iii) Common Stock Dividends and Splits. If the Company declares and pays a dividend or distribution on Common Stock in the form of additional shares of Common Stock, or there occurs a forward split of Common Stock, then a number of additional Units shall be credited to Employee’s Account as of the payment date for such dividend or distribution or forward split equal to the number of Units credited to the Account as of the record date for such dividend or distribution or split multiplied by the number of additional shares of Common Stock actually paid as a dividend or distribution or issued in such split in respect of each outstanding share of Common Stock.
     (b) Adjustments. The number of Units credited to Employee’s Account shall be appropriately adjusted, in order to prevent dilution or enlargement of Employee’s rights with respect to Units or to reflect any changes in the number of outstanding shares of Common Stock resulting from any event referred to in Section 5.3 of the Plan, taking into account any Units credited to Employee in connection with such event under Section 5(a) hereof, and any performance conditions relating to the Units may be likewise adjusted in the discretion of the Committee.
     (c) Risk of Forfeiture and Settlement of Units Resulting from Dividend Equivalents and Adjustments. Units which directly or indirectly result from Dividend Equivalents on or adjustments to a Unit granted hereunder and which do not result from a dividend or distribution on Shares in the form of cash shall be subject to the same risk of forfeiture (including Section 7.4 of the Plan) as applies to the granted Unit and, if not forfeited, will be settled at the same time as the granted Unit. Units which directly or indirectly result from Dividend Equivalents on or adjustments to a Unit granted hereunder and which result from an ordinary dividend or distribution on Shares in the form of cash shall not be subject to forfeiture and will be settled at the same time as the granted Unit (or if the granted Unit is forfeited, then at the time the granted Unit would have been settled if it were not forfeited). Units which directly or indirectly result from Dividend Equivalents on or adjustments to a Unit granted hereunder and which result from an extraordinary dividend or distribution on Shares in the form of cash shall, unless otherwise determined by the Company at the time of such extraordinary dividend or distribution, be subject to the same risk of forfeiture (including additional forfeiture terms of Section 7.4 of the Plan) as applies to the granted Unit and, if not forfeited, will be settled at the same time as the granted Unit.
     (d) Changes to Manner of Crediting Dividend Equivalents. The provisions of Section 5(a) notwithstanding, the Company may vary the manner and timing of crediting dividend equivalents for administrative convenience, including, for example, by crediting cash dividend equivalents rather than additional Units.
     6. Additional Forfeiture Provisions. Employee agrees that, by signing this Agreement and accepting the grant of the Units, the forfeiture conditions set forth in Section 7.4 of the Plan shall apply to all Units hereunder and to gains realized upon the settlement of the Units.
     7. Employee Representations and Warranties and Release. As a condition to any non-forfeiture of the Units at or after Termination of Employment and to any settlement of the Units, the Company may require Employee (i) to make any representation or warranty to the Company as may be required under any applicable law or regulation, to make a representation and warranty that no Forfeiture Event has occurred or is contemplated, and that otherwise the requirements of Section 7.4(d) of the Plan and Section 7 above have been met, and (ii) to execute a release of claims against the Company arising before the date of such release, in such form as may be specified by the Company.
     8. Other Terms Relating to Units.
     (a) Deferral of Settlement; Compliance with Code Section 409A. Settlement of any Unit, which otherwise would occur at the Settlement Date, will be deferred in certain cases if and to the extent Employee is permitted to participate in the Stock Option Gain and Stock Award Deferral Program or otherwise permitted to defer the Units and Employee makes a valid deferral election relating to the Units. Deferrals, whether elective or mandatory under the terms of this Agreement, shall comply with requirements under Code Section 409A. Deferrals will be subject to such other restrictions and terms as may be specified by the Company prior to deferral. It is understood that Code Section 409A and regulations thereunder may require any elective deferral to comply with Section 409A(a)(4)(C). Other provisions of this Agreement notwithstanding, under U.S. federal income tax laws and Treasury Regulations (including proposed regulations) as presently in effect or hereafter implemented, (i) a distribution in settlement of Units to Employee triggered by a Termination of Employment will occur only if the Termination constitutes a “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i) and, if at the time of such separation from service Employee is a “specified employee” under Code Section 409A(a)(2)(B)(i) and a delay in distribution is required in order that Employee will not be subject to a tax penalty under Code Section 409A, such distribution in settlement of Units will occur at the date six months after Termination of Employment; and (ii) any rights of Employee or retained authority of the Company with respect to Units hereunder shall be automatically modified and limited to the extent necessary so that Employee will not be deemed to be in constructive receipt of income relating to the Units prior to the distribution and so that Employee shall not be subject to any penalty under Code Section 409A.
     (b) Fractional Units and Shares. The number of Units credited to Employee’s Account shall include fractional Units calculated to at least three decimal places, unless otherwise determined by the Committee. Unless settlement is effected through a broker or agent that can accommodate fractional shares (without requiring issuance of a fractional share by the Company), upon settlement of the Units Employee shall be paid, in cash, an amount equal to the value of any fractional share that would have otherwise been deliverable in settlement of such Units.
     (c) Tax Withholding. Employee shall make arrangements satisfactory to the Company, or, in the absence of such arrangements, a Group Entity may deduct from any payment to be made to Employee any amount necessary, to satisfy requirements of federal, state, local, or foreign tax law to withhold taxes or other amounts with respect to the lapse of the risk of forfeiture (including FICA due upon such lapse) or the settlement of the Units. Unless Employee has made separate arrangements satisfactory to the Company, the Company may elect to withhold shares deliverable in settlement of the Units having a fair market value (as determined by the

Committee) equal to the amount of such tax liability required to be withheld in connection with the settlement of the Units, but the Company shall not be obligated to withhold such Shares. The Company may specify a reasonable deadline (for example, 90 days before the Settlement Date) by which separate arrangements must be made for payment of withholding taxes other than through withholding of shares.
     (d) Statements. An individual statement of Employee’s Account will be issued to Employee at such times as may be determined by the Company. Such a statement shall reflect the number of Units credited to Employee’s Account, transactions therein during the period covered by the statement, and other information deemed relevant by the Committee. Such a statement may be combined with or include information regarding other plans and compensatory arrangements for employees. Employee’s statements shall be deemed a part of this Agreement, and shall evidence the Company’s obligations in respect of Units, including the number of Units credited as a result of Dividend Equivalents (if any). Any statement containing an error shall not, however, represent a binding obligation to the extent of such error, notwithstanding the inclusion of such statement as part of this Agreement.
     9. Miscellaneous.
     (a) Binding Agreement; Written Amendments. This Agreement shall be binding upon the heirs, executors, administrators, and successors of the parties. This Agreement and the Plan, and any deferral election separately filed with the Company relating to this Award, constitute the entire agreement between the parties with respect to the Units, and supersede any prior agreements or documents with respect thereto. No amendment, alteration, suspension, discontinuation, or termination of this Agreement which may impose any additional obligation upon the Company or materially impair the rights of Employee with respect to the Units shall be valid unless in each instance such amendment, alteration, suspension, discontinuation, or termination is expressed in a written instrument duly executed in the name and on behalf of the Company and, if Employee’s rights are being materially impaired, by Employee.
     (b) No Promise of Employment. The Units and the granting thereof shall not constitute or be evidence of any agreement or understanding, express or implied, that Employee has a right to continue as an officer or employee of the Company for any period of time, or at any particular rate of compensation.
     (c) Unfunded Plan. Any provision for distribution in settlement of Employee’s Account hereunder shall be by means of bookkeeping entries on the books of the Company and shall not create in Employee or any Beneficiary any right to, or claim against any, specific assets of the Company, nor result in the creation of any trust or escrow account for Employee. With respect to any entitlement of Employee or any Beneficiary to any distribution hereunder, Employee or such Beneficiary shall be a general creditor of the Company.
     (d) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES.
     (e) Legal Compliance. Employee agrees to take any action the Company reasonably deems necessary in order to comply with federal and state laws, or the rules and regulations of the New York Stock Exchange, the NASD, or any other stock exchange, or any other obligation of the Company or Employee relating to the Units or this Agreement.
     (f) Notices. Any notice to be given the Company under this Agreement shall be addressed to the Company at 520 Madison Avenue, 12th Floor, New York, NY 10022, attention:

Corporate Secretary, and any notice to the Employee shall be addressed to the Employee at Employee’s address as then appearing in the records of the Company.